American High-Income Trust
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

September 30, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$948,181
Class B	$26,714
Class C	$95,927
Class F1	$115,447
Class F2	$46,320
Total	$1,232,589
Class 529-A	$20,211
Class 529-B	$1,431
Class 529-C	$7,106
Class 529-E	$1,063
Class 529-F1	$1,045
Class R-1	$1,552
Class R-2	$15,146
Class R-3	$24,160
Class R-4	$17,338
Class R-5	$19,644
Class R-6	$8,747
Total	$117,443

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.8843
Class B	$0.7976
Class C	$0.7923
Class F1	$0.8789
Class F2	$0.9082
Class 529-A	$0.8762
Class 529-B	$0.7849
Class 529-C	$0.7857
Class 529-E	$0.8447
Class 529-F1	$0.8997
Class R-1	$0.7900
Class R-2	$0.7922
Class R-3	$0.8444
Class R-4	$0.8784
Class R-5	$0.9123
Class R-6	$0.9180

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,083,382
Class B	25,460
Class C	118,577
Class F1	122,029
Class F2	54,832
Total	1,404,280
Class 529-A	25,170
Class 529-B	1,534
Class 529-C	9,748
Class 529-E	1,417
Class 529-F1	1,371
Class R-1	1,931
Class R-2	19,320
Class R-3	25,692
Class R-4	20,104
Class R-5	21,591
Class R-6	10,060
Total	137,938

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.36
Class B	$10.36
Class C	$10.36
Class F1	$10.36
Class F2	$10.36
Class 529-A	$10.36
Class 529-B	$10.36
Class 529-C	$10.36
Class 529-E	$10.36
Class 529-F1	$10.36
Class R-1	$10.36
Class R-2	$10.36
Class R-3	$10.36
Class R-4	$10.36
Class R-5	$10.36
Class R-6	$10.36